EXHIBIT 10.10

EMPLOYMENT  AGREEMENT

1.
Introduction.  Agreement made this 1st day of October, 2007, between Harbrew Imports LTD. Corp. (“Company”) and William S. Blacker, an individual residing at 26 Linford Road, Great Neck, New York, 11021 (“Employee”)

2.	Employment. Company hereby employs Employee and Employee accepts the employment, subject to and in accordance with the terms and conditions of this Agreement.

3.
Term of Employment. Employee’s employment will begin on October 1, 2007, and will continue for a period of (3) years under this agreement unless the term of this agreement is extended by a further written agreement of the parties.

4.
Compensation. Company will pay Employee a salary of one hundred fifty thousand dollars ($150,000) per year, payable in equal monthly installments at the end of each month or in accordance with the Company’s current payroll policies. Employee’s compensation shall be increased annually at a minimum of 5% or as otherwise agreed.  Employee’s compensation shall not decrease during the term of this Agreement, unless agreed by the Employee. Employee shall at all times receive compensation and benefits equal to, and in proportion to, those received by the other executive officers and directors of the Company. Incentive bonus compensation, stock options and the like shall be paid to Employee in accordance with Company policies established by the Board of Directors, but at all times such incentive compensation, if any, shall be equal to, or in proportion to, incentives offered to other executives and directors of the Company.

5.
Sign on incentive. An additional incentive to Employee for signing this agreement shall be options to purchase Company’s stock if a public offering is consummated as follows; on signing, 100,000 options at a price of $.05 cents per share, at the beginning of year 2, 100,000 options at a price of $.15 cents per share, and at the beginning of year 3, 100,000 options at a price of $.75 per share. Options shall be considered vested, and fully exercisable, when issued. This paragraph is in addition to any compensation referred to in section (4) of this agreement.

6.	Benefits. In addition to the salary compensation established in (4) hereof, Employee shall receive the following benefits:

a)
Medical, disability, dental and other insurance. Employee shall be        covered by the Company’s insurance benefits package providing insurance coverage, if any, at least equal to those provided to the other executives of the Company. At the discretion of the Employee, if Company benefits are not equal to those currently afforded to Employee, Employee shall submit to Company the cost of the policy as long as the cost is equal to or less than the costs paid by the Company.

b)
Retirement Benefits. Employee shall receive retirement benefits in accordance with Company policies established by the Board of Directors, which benefits, if any, shall be equal to those received by the other executive officers and directors of the Company.

c)	Automobile. Company shall furnish to Employee an automobile allowance, in the amount of $350 per month.

7.
Employee’s Title and Duties. Company hires Employee to serve as Vice President Finance and Administration of the Company. His duties shall be those designated by the President of the Company but shall be customary to someone of this position. If elected to the Board of Directors during his employment, additional compensation, in any, shall be equal to the other directors. Employee shall be listed in the D & O insurance policy effective with the date of employment.

8.	Employee Termination. Employee may terminate this Agreement upon (60) day’s written notice to Company for any reason, including but not limited to, if Employee is for any reason not elected or appointed or is subsequently removed from or not reelected or reappointed to any position for which he is employed under this agreement. Employee shall receive termination benefits as set forth in Section 13 or as the parties may otherwise agree.

9.	Employee to Devote Time to Company’s Business. Employee will devote a majority of Employee’s time, attention, and energies to the business of Company. It is acknowledged and agreed the Employee has other business interests that he is permitted to pursue, as long as those interests are not in conflict with the business of the Company.

10.	Office Space and Secretary. As available, company will furnish Employee with a private office, and any other facilities and services, including a secretary, that are reasonably adequate for performance of the Employee’s duties and suitable to Employee’s position.

11.
Reimbursement of Expenses.Employee may incur reasonable expenses for promoting Company’s business, including expenses for entertainment, travel, and similar items. Company will reimburse Employee for all reasonable, ordinary and necessary business expenses after Employee presents an itemized account of expenditures, together with receipts, vouchers, and other supporting material, subject to Company’s guidelines and approval.

12.
Vacation. Employee is entitled to an annual vacation of four (4) weeks at full pay. Employee will take his annual vacation at such times as a re agreed between Employee and Company, and which do not interfere with the effective performance of Employee’s duties. If Employee does not use all his vacation time in any one year, the unused portion may be carried into subsequent years in accordance with Company policy.

13.
Benefits upon Termination of Agreement.In the event that this Agreement is terminated for any reason other than willful malfeasance by Employee, Employee shall receive termination (“severance”) pay in the amount of six months or the balance of this contract’s term of existence, whichever is greater. During the severance period, the Company shall continue all the benefits mentioned in any part of this Agreement.

14.
Arbitration of Controversies. Any claim or controversy that arises out of or relates to this Agreement, or breach of it, will be settled by Arbitration in New York, in accordance with the rule of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction.

15.	Waiver of Breach of Agreement. If either party waives a breach of this Agreement by the other party, that waiver will not operate or be construed as a waiver of later similar breaches.

16.
Entire Agreement.This written Agreement represents the entire agreement of Company and Employee with respect to the subject matter hereof, and all prior discussions and negotiations and merged into the Agreement. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

17.	Governing Law.This agreement shall be governed by the laws of the State of New York without respect to principles of laws.

       IN WITNESS WHEREOF, the parties have signed the Agreement and it is effective as of October 1, 2007.

Harbrew Imports LTD. Corp. by:

/s/ Richard J. DeCicco
Richard J. DeCicco

/s/ William S. Blacker
William S. Blacker

3